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                                                                    EXHIBIT 4(b)
                              JACOBSON STORES INC.
                               EXECUTIVE OFFICES
                               3333 SARGENT ROAD
                            JACKSON, MICHIGAN 49201




                       JACOBSON STOCK OPTION PLAN OF 1994

                        EMPLOYEE STOCK OPTION AGREEMENT
                            (INCENTIVE STOCK OPTION)


  JACOBSON STORES INC., a Michigan corporation (the "Company"), and
                        ("Optionee"), agree as follows:

 1. GRANT OF OPTION.  The Company grants Optionee the Option to purchase shares of Common Stock of the Company, par value $1 per share.

 2. DATE OF THIS OPTION AGREEMENT:                     .

 3. PLAN. This Option Agreement is subject to the terms of the Jacobson Stock Option Plan of 1994 (the "Plan"). Optionee acknowledges receipt of a copy of the Plan. Terms defined in the Plan have the same meanings in this Option Agreement.

 4.     TERMS OF OPTION.

        4.1   TYPE OF OPTION.  This is an Incentive Stock Option.

        4.2   VESTING PERIOD.  This Option may not be exercised before
                                        .
                (Delete if inapplicable)

        4.3   TERM.  This Option may not be exercised after                   .

        4.4   OPTION PRICE:  $              per share.

        4.5 EXERCISE OF OPTION AND PAYMENT FOR SHARES. This Option may be exercised only within the term stated above. It shall be exercisable by written notice identifying the Option and stating the number of shares purchased, accompanied by payment of the full purchase price for the shares purchased. Such notice and payment shall be delivered personally or mailed by certified mail to the Treasurer of the Company. This Option may be exercised in whole or in part; provided, that not less than 50 shares may be purchased and no fractional shares may be purchased on any partial exercise, except on
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           purchase of all remaining shares covered by this Option.

     4.6 NON-TRANSFERABILITY. This Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of Optionee is exercisable only by Optionee.

     4.7   TERMINATION OF SERVICE.  Except as stated in paragraphs (a), (b) and
           (c) of this Section 4.7, if Optionee's employment with the Company or a subsidiary terminates or is terminated for any reason whatever, whether by the Company, with or without cause, or by Optionee, all unexercised Options held by Optionee shall automatically expire at the same time as termination of employment.

           (a) RETIREMENT. If Optionee retires on or after Optionee's 65th birthday, Optionee may exercise any unexpired Options held by Optionee within three months after the date of retirement, or until the expiration date stated in Section 4.3, above, whichever occurs first.

           (b) DISABILITY. If Optionee is permanently and totally disabled (within the meaning of Section 22(e)(3) or any amending or superseding section of the Internal Revenue Code), while employed by the Company or a subsidiary, Optionee may exercise any unexpired Options held by Optionee within one year after the date of such permanent and total disability, or until the expiration date stated in Section 4.3, whichever occurs first.

           (c) DEATH. If Optionee dies while employed by the Company or a subsidiary, Optionee's personal representative, executor or administrator, or person who acquires the right to exercise Options by bequest or inheritance or by reason of Optionee's death, may exercise any unexpired Options held by Optionee within one year after the date of death, or until the expiration date stated in Section 4.3, whichever occurs first.

     4.8 HOLDING PERIOD; DISQUALIFYING DISPOSITIONS. No disposition of any shares of Common Stock issuable on exercise of this Option shall be made by Optionee within two years from the date of the grant of this Option nor within one year after the transfer of such shares to Optionee on exercise of the Option.





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           Optionee agrees to inform the Company in writing before
           making any sale, transfer, assignment or other disposition of any of the shares before the expiration of said holding period.

  5. EMPLOYMENT. Optionee understands that this Option Agreement does not confer any right with respect to continuation of employment, nor affect any right of the Company or subsidiary to terminate employment.

  6. ADJUSTMENTS. Optionee understands that the number and/or kind of shares of stock deliverable on exercise of Options, the option price, or both, are subject to adjustment, and any vesting period is subject to acceleration, on the occurrence of certain events referred to in Article V, Section 3 of the Plan.

  7. ADMINISTRATION. Optionee understands that the Plan is administered by the Employee Option Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee has full power and authority to interpret and construe the Plan and the Options, and to resolve any questions. All decisions by the Committee shall be final, conclusive, and binding on all persons.

  8. CONSTRUCTION. This Option Agreement shall be construed according to the laws of Michigan.

  9. SUCCESSORS AND ASSIGNS. This Option Agreement shall be binding on and enforceable by the Company and Optionee, and their successors in interest.


JACOBSON STORES INC.                            OPTIONEE

By:
                                                                (Signature)
   Its                                          Type name:
                                                Address:





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